Exhibit (h)(4)

SRH FUND ADDENDUM DATED SEPTEMBER 30, 2022

TO THE ADMINISTRATION AND FUND ACCOUNTING AGREEMENT DATED AS OF

 SEPTEMBER 30, 2022

BETWEEN ELEVATION SERIES TRUST AND PARALEL TECHNOLOGIES LLC

1.	Relationship to Agreement: Excepted as specifically set forth herein, defined terms used in this Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this Fund Addendum, the Funds in the Fund Complex described herein shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto. In the event of a conflict between the terms set forth in this Fund Addendum and any terms set forth in the Agreement, the terms set forth in this Fund Addendum shall govern, but solely with respect to the Fund Complex described herein. The terms set forth herein only apply to the Funds listed below in this Fund Complex.

2.	Fund Complex: The “Fund Complex" includes the Funds listed below and any additional Funds established as a series of the Trust subsequent to the date hereof for which Paralel Advisors LLC (the “Complex Adviser”) serves as adviser.

●	SRH U.S. Quality ETF

3.	Start Date and Term: The term of this Fund Addendum shall begin (“Addendum Start Date”) as of the later of the date set forth above or such date as the Fund commences operations, and shall continue in effect with respect to the Funds in the Fund Complex for a period of three 3 years from and after the Addendum Start Date (the “Initial Term”). Following expiration of the Initial Term, this Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

4.	Fees: The following fees are due and payable monthly to the Administrator pursuant to Section 2 of the Agreement out of the assets of each Fund, unless the Complex Adviser agrees to reimburse the Fund(s)’s expenses, in which case such fees shall be paid by the Complex Adviser. In such situations, the Trust, on behalf of its Funds, acknowledges the applicable Fund remains responsible for any fees or other liabilities that fail to be paid by the Complex Adviser.

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SRH Fund Addendum - 1

Exhibit (h)(4)

IN WITNESS WHEREOF, the parties hereto have executed this SRH Fund Addendum as of the day and year first above written.

ELEVATION SERIES TRUST A Delaware statutory trust

By:	/s/ Brad Swenson
Name:	Brad Swenson
Title:	President

PARALEL TECHNOLOGIES LLC A Delaware limited liability company

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

SRH Fund Addendum - 2